Exhibit 99.1

Investor Relations Contact:	Keith Olsen
Kathleen Heaney	CEO & President
(203) 803-3585

Media Contact:	George Pollock
Brian Ruby	Chief Financial Officer
(203) 682-8200

Switch & Data Facilities Company, Inc.

Announces Pricing of its Initial Public Offering

Tampa, Florida - February 8, 2007 - Switch & Data Facilities Company, Inc. (Switch and Data®) (NASDAQ:SDXC) announced the pricing of its initial public offering of 11,666,667 shares of Common Stock at $17.00 per share, which is one dollar above the high end of the originally anticipated range of $14 to $16 per share.

Net proceeds of this offering are intended to be used for the repayment of a portion of the Company’s indebtedness, working capital and other corporate purposes. The underwriters have a 30-day option to purchase up to an additional 1,750,000 shares of common stock from certain of the Company’s stockholders at the initial public offering price to cover over-allotments. The shares will be traded on The NASDAQ Global Market under the symbol “SDXC” beginning February 8, 2007. Of the shares being sold, 9,000,000 shares are being offered by the Company and 2,666,667 shares are being offered by certain of the Company’s stockholders.

Deutsche Bank Securities Inc. and Jefferies & Company, Inc. acted as the joint book-running managers for the offering. CIBC World Markets, RBC Capital Markets, Raymond James, Lazard Capital Markets and Merriman Curhan Ford & Co. served as co-managers.

A copy of the final prospectus relating to this offering may be obtained by contacting Deutsche Bank Securities Inc. toll free by telephone at (800) 503-4611 or Jefferies & Company, Inc. by telephone at (212) 284-2342.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on February 7, 2007. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Switch and Data is based in Tampa, Florida. Switch and Data maintains 34 colocation centers in 23 North American markets.

Certain statements herein are “forward-looking statements”. Such forward-looking statements are not historical facts but instead reflect the Company’s current expectations or beliefs concerning future events and results of operations, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future events and results of operations, see the discussion in our Registration Statement on Form S-1 (Commission file number 333-137607) under the caption “Risk Factors.” The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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